Exhibit 99.1

Press Release

Contact: Darrin Shewchuk

Director, Corporate Communications

203.328.3500

dshewchuk@harman.com

15 October 2012

HARMAN Announces Repayment of its Convertible Notes due October 15, 2012

STAMFORD, CT – Harman International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR) is pleased to announce that it has repaid all principal and interest related to the US$400 million 1.25% senior notes held by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), GS Capital Partners (“GSCP”), and other investors, which matured today. With the conclusion of the note payment, KKR and GSCP no longer have any financial interests in Harman.

The Company also announced that Brian F. Carroll, Member of KKR, will not seek re-election to Harman’s Board of Directors at the end of his current term. Mr. Carroll has been a member of HARMAN’s Board of Directors since 2007.

Dinesh C. Paliwal, HARMAN Chairman, President, and Chief Executive Officer, stated, “We are grateful for the support we have received over the years from KKR and GSCP, both with respect to their financial commitment and Mr. Carroll’s consistently sound strategic advice.”

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets — supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,400 people across the Americas, Europe and Asia, and reported net sales of $4.4 billion for the twelve months ending June 30, 2012. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

HAR-C

© 2012 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.